Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

HYPERMEDIA COMMUNICATIONS, INC.

Pursuant to the provision of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to the articles of incorporation:

FIRST: Amendment adopted (indicate articles number being amended, added or    deleted)

ARTICLE I, THE NAME OF THE CORPORATION SHALL BE:

UNIVERCELL HOLDINGS, INC.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provision for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment’s adoption: September 20, 2001

FOURTH: Adoption of Amendment:

/X/ The amendment(s) was/were approved by the shareholders.  The number of votes cast for the amendment(s) was/were sufficient for approval.

/ /  The amendment(s) was/were approved by the shareholders through voting groups. The following statements must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes case for the amendment(s) was/were sufficient for approval by ___________________________.”

Voting group

/ / The amendment(s) was/were adopted by the Board of Directors without shareholders action and shareholder action was not required.

/ / The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 20th day of September,2001

Signature:       /s/ Robert Esposito

   (By the Chairman or Vice Chairman of the Board of Directors,      President or other officer if adopted by the shareholders)

OR

(By a director if adopted by the directors

OR

(By an incorporator of adopted by the incorporators

                ROBERT ESPOSITO

 Typed or printed name

                 PRESIDENT

Title